KOHL'S CORPORATION REPORTS AUGUST COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - September 2, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended August 28, 2010 increased 7.7 percent over the four-week month ended August 29, 2009. On a comparable store basis, August sales increased 4.5 percent. Year to date, total sales increased 9.0 percent and comparable store sales increased 5.7 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our August results were slightly better than planned. All regions and all lines of business reported positive comparable store sales for the month. The Southeast region continued its strong year-to-date trends with low double-digit comp increases. From a line-of-business perspective, the Home business reported the strongest comparable store sales for the month. Mens and Footwear also outperformed the company average."

	Fiscal Period Ended		% Change
	August 28,	August 29,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
August	$ 1,416	$ 1,315	7.7%	4.5%
Year-to-date	9,551	8,760	9.0	5.7

The Company operates 1,067 stores in 49 states, compared to 1,022 in 49 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, September 2, until 8:30 PM EDT on Friday, September 3, 2010. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Goldman Sachs Seventeenth Annual Global Retailing Conference

Kevin Mansell will be presenting at the Goldman Sachs Seventeenth Annual Global Retailing Conference being held in New York, NY on Tuesday, September 14, 2010. Mr. Mansell's presentation will begin at 2:15 PM EDT. Links to the live web cast will be available on Kohl's corporate website (http://www.kohlscorporation.com/InvestorRelations). A replay of this web cast will be available for thirty days.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of September, Kohl's will operate 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464